EXHIBIT 99.1

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
•	Common	-	MHR
American Stock Exchange
•	Bonds	-	MHR.B
•	Warrants	-	MHR/WS/A

MAGNUM HUNTER PRICES $100 MILLION FLOATING
RATE CONVERTIBLE SENIOR NOTES OFFERING

Irving, Texas, December 11, 2003, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today the pricing of its private offering of $100 million aggregate principal amount of its Floating Rate Convertible Senior Notes (the “Notes”) due 2023, pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on December 17, 2003. Magnum Hunter also granted one of the initial purchasers of the Notes a 30 day option to purchase up to an additional $25 million aggregate principal amount of the Notes.

The Notes will bear interest at a per annum rate which will equal three month LIBOR, adjusted quarterly. The Notes are convertible into a combination of cash and common stock of Magnum Hunter upon the happening of certain events. Upon conversion of a Note, the holder of such Note will receive cash equal to the principal amount of the Note and Magnum Hunter common stock for the conversion value of the Note in excess of such principal amount. The conversion price for the Notes will be $12.19 per share of Magnum Hunter common stock, which is equivalent to an initial conversion ratio of 82.0345, subject to adjustment in certain circumstances. On December 11, 2003, the last reported sale price per share of Magnum Hunter common stock on the NYSE was $8.41.

Magnum Hunter intends to use substantially all of the net proceeds from the offering to repay outstanding indebtedness under Magnum Hunter’s revolving credit facility that was recently increased to allow for the redemption of all of its 10% Senior Unsecured Notes due 2007. The Notes will rank equally and ratably with all other senior unsecured indebtedness of Magnum Hunter. The Notes will be offered and sold only to “qualified institutional buyers” in accordance with Rule 144A.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes or the shares of common stock issuable upon conversion of the Notes. This press release is being issued pursuant to Rule 135c under the Securities Act.

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FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT-CAPITAL MARKETS (972) 401-0752